Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-19

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI EXECUTES LETTER OF INTENT TO ACQUIRE ASSETS OF

B.E.G. LIQUID MUD SERVICES; OMNI DISCUSSES 2007 FORECAST

Acquisition will Expand Transportation and Equipment Leasing Core Business Units

Acquisition will Extend Fluid Services into Barnett Shale and East Texas

Acquisition Expected to be Immediately Accretive to Earnings

OMNI Updates Outlook for 2007

CARENCRO, LA – OCTOBER 31, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has executed a non-binding letter of intent to acquire the assets of B.E.G. Liquid Mud Services Corp. (“B.E.G.”) for $11.75 million in cash and promissory notes. Headquartered in Giddings, Texas, B.E.G. maintains a workforce of approximately 50 employees with drilling fluid distribution facilities located in Woodville, Bryan and Giddings, Texas. Closing is expected during the fourth quarter of 2007.

For the year ending December 31, 2007, B.E.G. is expected to report earnings before interest, taxes, depreciation and amortization (“EBITDA”) in excess of $2.8 million on anticipated revenues of more than $11.0 million. Additionally, B.E.G. is required to maintain certain levels of working capital until closing. Completion of the acquisition is subject to negotiation and execution of a mutually acceptable asset purchase agreement, completion of due diligence satisfactory to OMNI and approval by OMNI’s senior lending institutions and the Board of Directors of both companies. The cash portion of the purchase price ($7.75 million) will be paid from available working capital.

Commenting on the proposed acquisition of the B.E.G. assets, James C. Eckert, OMNI’s Chief Executive Officer, said, “The proposed acquisition of B.E.G. is an exciting extension of our fluid transportation services and our land-based equipment leasing operations. Through Charles Holston, Inc., we currently handle the transportation of oilfield drilling and production fluids in Louisiana. Our land-based equipment leasing operations through Rig Tools, Inc. have been primarily focused on Louisiana and Central Texas. With the recent acquisition of the assets of Bailey Operating, Inc., we have expanded our transportation service and our land-based equipment leasing operations into the northern regions of the Barnett Shale. The acquisition of B.E.G. strategically positions us for further geographic expansion of these services and also extends these services into the southern regions of the Barnett Shale and into East Texas. Additionally, we believe we will be able to capitalize on our existing customer relationships to geographically expand B.E.G.’s fluid service distribution facilities into other prolific onshore regions of the United States.”

“The acquisition of B.E.G. brings with it an excellent management team,” added Eckert. “Fluid service veterans Dan Keen and Mike Schooler will be instrumental in capitalizing on what we believe are excellent organic growth opportunities. We are excited with these additions to our management team and even more excited about the growth potential this acquisition affords OMNI.”

Commenting on current operations, Eckert said, “While cash flow from our operating activities remains strong, we continued to experience adverse weather conditions in Texas and Oklahoma during the third quarter. As a result, we experienced increased operating costs during this period which continued into the fourth quarter. This has negatively impacted some of our previously anticipated annual growth rates for all of 2007. While we cannot yet determine the impact on expected annualized pro forma revenues and net income for 2007, we currently expect our annualized pro forma adjusted EBITDA (including the previously closed acquisitions of Charles Holston, Inc. and Cypress Energy for the twelve month periods ended December 31, 2006 and 2007) to increase in the range of 15% for the 2007-year when compared to the 2006-year instead of the previously forecasted increase of approximately 24%,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to negotiate and execute a definitive asset purchase agreement and ultimately complete the proposed acquisition referenced herein, the ability to integrate successfully the proposed acquisition referenced herein, the expansion of our Transportation Services and Equipment Leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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